Exhibit 99.1

NextPlat Announces Proposed Business Combination with Progressive Care Inc.

Transaction Expected to Provide Revenue Synergies and Significant Initial Annual Operating Cost Reductions

COCONUT GROVE, FL and MIAMI, FL – April 12, 2024 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced that it has entered into a definitive business combination agreement with its majority owned subsidiary, Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care”).

The definitive business combination agreement was negotiated by the special committees of independent directors of NextPlat and Progressive Care’s respective Boards of Directors. Under the terms of the business combination agreement, a wholly owned subsidiary of NextPlat (the “Merger Sub”) will merge with and into Progressive Care, with the Merger Sub surviving as a wholly owned subsidiary of NextPlat and be renamed Progressive Care LLC. Upon closing the merger, Progressive Care shareholders will receive newly issued, registered shares of NextPlat’s Common Stock. The exchange ratio of NextPlat shares to be issued in the business combination, not subject to adjustment, was calculated based upon a 20-day, volume-weighted average price (“VWAP”) of NextPlat’s Common Stock preceding execution of the business combination agreement and a value per share of Common Stock of Progressive Care at $2.20. The exchange ratio was determined at a price per Common Share of Progressive Care above its 20-day VWAP on the date of execution and follows a comprehensive, independent, third-party valuation analysis conducted at the request of Progressive Care’s special committee of independent directors. The transaction has been unanimously approved by the Board of Directors of both NextPlat and Progressive Care. It is expected to close in the third quarter of 2024, subject to regulatory and stockholder approvals, and other customary closing conditions. Additional information may be found in the Current Reports on Form 8-K that will be subsequently filed by NextPlat and Progressive Care with the U.S. Securities and Exchange Commission.

“Over the past two years, our team has worked to better position Progressive Care for continued growth and success, the results of which can clearly been seen in its strong fiscal 2023 results. In consultation with the Board, we believe that the long-term value of Progressive Care can best be realized through a combination with NextPlat, thereby making it a wholly owned subsidiary. As a result of this business combination, we expect to quickly realize an array of valuable synergies from additional top-line growth to improved bottom-line profitability. These benefits include the ability to expand Progressive Care’s consumer offerings with new OTC products such as our soon-to-be-launched Florida Sunshine brand of premium-grade vitamins and dietary supplements, and significant combined annual cost reductions resulting from the elimination of complexities and redundant public company legal and accounting expenses,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat Corp. “Progressive Care’s continued success provides us with great confidence it is ability to contribute positively to the value of NextPlat as we seek to further expand our access into the large personalized healthcare services marketplace.”

Through a series of strategic investments in Progressive Care totalling more than $10 million conducted since August 2022, NextPlat, its Chairman and CEO, Charles M. Fernandez, board member, Rodney Barreto, and other investors, have led a successful recapitalization of Progressive Care designed to support its continued rapid growth. Effective as of July 1, 2023, NextPlat, Messrs. Fernandez and Barreto collectively owned approximately 53% of Progressive Care’s voting common stock, representing a controlling interest in Progressive Care, making it a consolidated subsidiary of the Company for accounting purposes.

ArentFox Schiff LLP served as the legal advisor to NextPlat and Lucosky Brookman LLP served as legal advisor to Progressive Care in connection with the business combination.

For more information about NextPlat, please visit www.NextPlat.com and connect with us on Facebook and X (formerly Twitter).

For more information about Progressive Care Inc., please visit www.progressivecareus.com and connect with us on Facebook and Twitter.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide and pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care Inc. (OTCQB: RXMD).

About Progressive Care Inc.

Progressive Care Inc. (OTCQB: RXMD) through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management. Progressive Care Inc. became a subsidiary of NextPlat Corp (NASDAQ: NXPL & NXPLW) on July 1, 2023.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for physical and digital assets, transact business in crypto currencies and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp and Progressive Care Inc.:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net